Exhibit 10.2

EXECUTION COPY

FIRST AMENDMENT

TO REVOLVING CREDIT AND GUARANTY AGREEMENT

THIS FIRST AMENDMENT TO REVOLVING CREDIT AND GUARANTY AGREEMENT (this “Amendment”) is dated as of September 11, 2009 and is entered into by and among NEWPAGE CORPORATION, a Delaware corporation (“NewPageCo”), NEWPAGE HOLDING CORPORATION, a Delaware corporation (“NewPageHoldCo”), the GUARANTORS listed on the signature pages hereto, CERTAIN FINANCIAL INSTITUTIONS listed on the signature pages hereto (each, a “Lender”), and GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”), as Administrative Agent (“Administrative Agent”), and is made with reference to that certain REVOLVING CREDIT AND GUARANTY AGREEMENT dated as of December 21, 2007 (the “Credit Agreement”) by and among NewPageCo, NewPageHoldCo, the subsidiaries of NewPageCo named therein, the Lenders, the Administrative Agent and the other Agents named therein. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement after giving effect to this Amendment.

RECITALS

WHEREAS, the Credit Parties have requested that Requisite Lenders agree to amend certain provisions of the Credit Agreement as provided for herein; and

WHEREAS, subject to certain conditions, Requisite Lenders are willing to agree to such amendments relating to the Credit Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION I. AMENDMENTS TO CREDIT AGREEMENT

1.1	Amendments to Section 1: Definitions.

A. Section 1.1 of the Credit Agreement is hereby amended by adding the following definitions in proper alphabetical sequence:

“Accepting Lender” as defined in Section 2.2(c).

“Extension Offer” as defined in Section 2.2(c).

“First Amendment” means that certain First Amendment to Revolving Credit and Guaranty Agreement dated as of September 11, 2009 among NewPageCo, NewPageHoldCo, Administrative Agent, the financial institutions party thereto and the Guarantors listed on the signature pages thereto; provided, that solely for the purpose of “Consolidated Adjusted EBITDA”, “Consolidated Cash Interest Expense” and “Consolidated Excess Cash Flow”, the term “First Amendment” shall also mean the First Amendment to Term Loan Credit and Guaranty Agreement, dated as of September 11, 2009, entered into under the NewPageCo First Lien Term Loan Agreement.

“First Amendment Effective Date” means the date of satisfaction of the conditions referred to in Section IV of the First Amendment.

“Parity Lien Debt” has the meaning set forth in the Collateral Trust Agreement.

“Permitted Extension Amendment” means (i) an extension of the Revolving Commitment Termination Date with respect to the Revolving Commitments of Accepting Lenders and, if applicable, an increase in the Applicable Margin and Applicable Revolving Commitment Fee Percentage with respect to the Revolving Loans and Revolving Commitments of all Lenders and the payment of additional fees to the Accepting Lenders, in each case subject to the requirements set forth in Section 2.2(c) (provided that any such increase in the Applicable Margin or Applicable Revolving Commitment Fee Percentage shall be paid to all Lenders irrespective of whether such Lenders agree to extend the maturity date of their Revolving Loans or Revolving Commitments) or (ii) the extension of a commitment to provide an additional revolving credit facility under this Agreement, on substantially the same terms and conditions as the Revolving Commitments and the Revolving Loans, commencing on the Revolving Commitment Termination Date and ending on such date as agreed to by the Lenders providing such commitment, and the payment to the lenders providing such commitment of commitment fees in connection therewith (which fee shall be payable directly by NewPageCo).

“Priority Lien Debt” has the meaning set forth in the Collateral Trust Agreement.

“Unrestricted Cash” means, as of any date, the aggregate amount of cash and Cash Equivalents on the consolidated balance sheet of NewPageHoldCo and its Subsidiaries that are Guarantor Subsidiaries which is free and clear of all Liens (other than Permitted Collateral Liens), other than segregated cash and Cash Equivalents the use of which, as of such date, is restricted by law or Contractual Obligation to any specific purpose.

“Unsecured Hedge Agreement” means (i) an unsecured Interest Rate Agreement or an unsecured Currency Agreement entered into in the ordinary course of NewPageCo’s or any of its Subsidiaries’ businesses or (ii) a commodity futures contract, forward contract, option to purchase or sell a commodity, or option, warrant or other right with respect to a commodity futures contract or other similar agreement or arrangement that, in each case, is unsecured and is entered into for the purpose of hedging the risk of fluctuations in commodities prices associated with the businesses of NewPageCo and its Subsidiaries and not for speculative purposes; it being understood that the issuance of a letter of credit for the benefit of the counterparty to such Interest Rate Agreement, Currency Agreement or commodity contract, agreement, or arrangement and for the account of NewPageCo or one of its Subsidiaries, in any such case to provide credit support for the obligations of NewPageCo or such Subsidiary thereunder, shall not cause such Interest Rate Agreement, Currency Agreement or commodity contract, agreement or arrangement to be secured.

B. Section 1.1 of the Credit Agreement is hereby amended by amending and restating the following definitions in their entireties:

“Applicable Margin” and “Applicable Revolving Commitment Fee Percentage” mean (i) with respect to Revolving Loans that are Eurodollar Rate Loans and the Applicable Revolving Commitment Fee Percentage, a percentage per annum set forth in the table below:

Applicable Margin for Revolving Loans	Applicable Revolving Commitment Fee Percentage
3.50%	0.50%

and (ii) with respect to Swing Line Loans and Revolving Loans that are Base Rate Loans, (a) the Applicable Margin for Eurodollar Rate Loans as set forth in above, minus (b) 1.00% per annum.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding (i) any amount not payable in Cash and (ii) any one time Consolidated Interest Expense of NewPageHoldCo and its Subsidiaries payable in Cash which is incurred in connection with the First Amendment; provided that for calculations for any four Fiscal Quarter period ending on or prior to September 30, 2008, Consolidated Cash Interest Expense shall be deemed to be the product of (i) such amounts from and including the Closing Date through and including the last day of the applicable period, respectively, multiplied by (ii) a fraction of which the numerator is 365 and the denominator of which is the number of days elapsed in the period from and including the Closing Date though and including the last day of the applicable period.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to: (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Adjusted EBITDA, plus (b) the Consolidated Working Capital Adjustment (as such term is defined in the NewPageCo First Lien Term Loan

Agreement), minus (ii) the sum, without duplication, of the amounts for such period of (a) voluntary and scheduled repayments of Consolidated Total Debt (excluding (x) repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments, and (y) for avoidance of doubt, any purchases, retirements or cancellations of Indebtedness permitted by Section 6.5(e)(iv) and any repurchases of Term Loans, as defined in the NewPageCo First Lien Term Loan Agreement, by NewPageCo in accordance with the terms of Section 10.6(i) thereof), (b) Consolidated Capital Expenditures (net of any proceeds of (y) any permitted related financings with respect to such expenditures and (z) any sales of assets used to finance such expenditures), (c) Consolidated Cash Interest Expense, (d) provisions for current taxes based on income of NewPageHoldCo and its Subsidiaries and payable in cash with respect to such period, (e) any cash expenses, charges or losses added to Consolidated Net Income in determining Consolidated Adjusted EBITDA for such period and (f) any one time Consolidated Interest Expense of NewPageHoldCo and its Subsidiaries payable in Cash which is incurred in connection with the First Amendment and is deducted from the calculation of Consolidated Cash Interest Expense.

“Consolidated Senior Debt” means, as at any date of determination, the sum of Indebtedness under this Agreement plus Priority Lien Debt (as defined in the Collateral Trust Agreement), in each case, appearing on a balance sheet of NewPageHoldCo and its Subsidiaries as of such date determined on a consolidated basis in accordance with GAAP.

C. Section 1.1 of the Credit Agreement is hereby amended by restating clause (5) of the definition of “Consolidated Adjusted EBITDA” to read as follows:

“(5) transaction costs incurred in connection with the Closing Date Related Transactions, any Permitted Acquisition and the First Amendment, to the extent such costs were deducted in computing such Consolidated Net Income; plus”

D. Section 1.1 of the Credit Agreement is hereby amended by restating clause (C) in the second sentence of the definition of “Indebtedness” to read as follows:

“(C) the principal amount of the Indebtedness under any Hedge Agreement and Unsecured Hedge Agreement at any time shall be equal to the amount payable as a result of the termination of such Hedge Agreement or Unsecured Hedge Agreement, as applicable, at such time.”

E. Section 1.1 of the Credit Agreement is hereby amended by restating clause (3) of the definition of “Net Income” to read as follows:

“(3) any unrealized non-cash gains or losses in respect of Hedge Agreements and Unsecured Hedge Agreements (including those resulting from the application of FAS 133), to the extent that such gains or losses are deducted in computing Net Income.”

1.2	Amendment to Section 2.2.

Section 2.2 is hereby amended by inserting a new clause (c) immediately after clause (b) as follows:

“(c) Extension Offers. NewPageCo may, by written notice to the Administrative Agent, make an offer (each, an “Extension Offer”) to all Lenders in connection with one or more Permitted Extension Amendments pursuant to procedures specified by the Administrative Agent and reasonably acceptable to NewPageCo. Such notice shall be reasonably satisfactory to the Administrative Agent and shall set forth the terms and conditions of the requested Permitted Extension Amendment. Permitted Extension Amendments shall become effective only with respect to the Loans and Revolving Commitments of the Lenders that accept the applicable Extension Offer (such Lenders, the “Accepting Lenders”). Without the consent of any other Lenders, the Administrative Agent may effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, as determined by the Administrative Agent, to effect any Permitted Extension Amendment.

1.3	Amendments to Section 5.16(g).

Section 5.16(g) is hereby amended and restated in its entirety to read as follows:

(g) collateral appraisals and Inventory Appraisals to be conducted, in each case, one time per annum (or for any year in which Excess Availability for any ten (10) consecutive day period shall be less than $105,000,000, two times per annum), or, following the occurrence and during the continuation of an Event of Default or when the Total Utilization of Revolving Commitments shall exceed the Revolving Commitments or the Borrowing Base then in effect, more frequently at Collateral Agent’s reasonable request, by an auditor or outside appraisal firm, and in form, scope and substance, reasonably satisfactory to the Collateral Agent and Administrative Agent;

1.4	Amendments to Section 6.1.

A. Section 6.1(l) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(l) Indebtedness under Hedge Agreements required pursuant to, and entered into in accordance with, Section 5.12 or any Hedge Agreements and Unsecured Hedge Agreements entered into in the ordinary course of business and not for speculative purposes; provided that any Hedge Agreement or Unsecured Hedge Agreement that could result in any uncovered short positions with respect to commodities shall not be permitted pursuant to this clause (l);”

B. Section 6.1(p) of the Credit Agreement is hereby amended by deleting the reference to “$100,000,000” and inserting “$50,000,000” in place thereof.

C. Clause (y) of the proviso contained in Section 6.1(q) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(y) exceed in a principal amount the Indebtedness being renewed, extended or refinanced, original issue discount with respect to such new Indebtedness, accrued cash interest payable thereon, capitalized interest permitted or required to be paid thereunder, premium (if any) thereon, other reasonable amounts necessary to accomplish such extension, renewal or refinancing, and reasonable fees and expenses incurred in connection therewith, or”

D. Section 6.1 of the Credit Agreement is hereby amended by (a) deleting clause (u) thereof, (b) replacing “; and” at the end of clause (t) with a period, and (c) inserting “and” at the end of clause (s).

1.5	Amendments to Section 6.2.

Section 6.2(a) of the Credit Agreement is hereby amended to delete the phrase “and Indebtedness incurred pursuant to Section 6.1(u)” contained therein.

1.6	Amendments to Section 6.5.

A. Section 6.5(a)(iii) is amended and restated to read as follows:

“NewPageCo may make voluntary prepayments of principal under Section 2.13 of the NewPage First Lien Term Loan Agreement and may make repurchases of Term Loans as defined in the NewPage First Lien Term Loan Agreement pursuant to Section 10.6(i) thereof so long as (A) both before and after giving effect to any such voluntary prepayment, no Default or Event of Default shall have occurred and be continuing, (B) solely in the case of a repurchase under such Section 10.6(i), as of the most recently completed Fiscal Quarter for which financial statement have been delivered pursuant to the terms of this Agreement the Senior Leverage Ratio was less than 3.00 to 1 and (C) after giving effect to any such prepayment, Excess Availability shall be at least $75,000,000,”

B. Section 6.5(e) is amended by (a) inserting the word “and” at the end of clause (iii) and (b) inserting a new clause (iv) immediately after clause (iii) as follows:

“ (iv) repurchase, redeem or otherwise acquire, and in each case, retire, any Senior Secured Floating Rate Notes, any Senior Secured Fixed Rate Notes or any 2007 Senior Secured Fixed Rate Notes in an aggregate amount paid in connection therewith not to exceed (A) $100,000,000 in the aggregate so long as the Senior Leverage Ratio as of the end of the most recently ended Fiscal Quarter prior to such repurchase, redemption, acquisition or retirement was greater than 2.00 to 1.00 but less than or equal to 2.50 to 1.00 or (B) $150,000,000 in the aggregate so long as the Senior Leverage Ratio as of the end of the most recently ended Fiscal Quarter prior to such repurchase, redemption, acquisition or retirement was less than or equal to 2.00 to 1.00; provided that Restricted Junior Payments made under this clause (e)(iv) shall constitute usage of the basket set forth in clause (e)(iii).”

C. Section 6.5(k) is hereby amended and restated in its entirety to read as follows:

“(k) at any time following delivery of the Credit Parties’ financial statements for the Fiscal Quarter ending June 30, 2010 in accordance with Section 5.1(b), so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, upon the occurrence of an IPO (and substantially concurrently therewith, or in the case of an IPO that occurs prior to the delivery of the financial statements for the Fiscal Quarter ending June 30, 2010, substantially concurrently with such delivery), NewPageHoldCo may use the proceeds of such IPO to (1) prepay the NewPageHoldCo PIK Notes and/or (2) make Restricted payments to SuperHoldco to enable SuperHoldco to prepay the SuperHoldco PIK Notes (so long as SuperHoldco applies the proceeds of such Restricted Payment to such purpose).”

1.7	Amendment to Section 6.7.

Section 6.7(k) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(k) Investments under Hedge Agreements and Unsecured Hedge Agreements to the extent permitted under Section 6.1 and Investments under the Commodities Hedge Agreement;”

1.8	Amendments to Section 6.8.

A. Section 6.8(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Interest Coverage Ratio. For any Fiscal Quarter during which Excess Availability during any (i) ten (10) consecutive Business Days in such Fiscal Quarter shall be less than $50,000,000 or (ii) three (3) consecutive Business Days in such Fiscal Quarter shall be less than $25,000,000, NewPageHoldCo shall not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending June 30, 2010, to be less than the correlative ratio indicated:

Fiscal Quarter	Interest Coverage Ratio
2nd Fiscal Quarter 2010	1.00:1.00
3rd Fiscal Quarter 2010	1.00:1.00
4th Fiscal Quarter 2010	1.00:1.00
1st Fiscal Quarter 2011	1.50:1.00
2nd Fiscal Quarter 2011	1.50:1.00
3rd Fiscal Quarter 2011	1.50:1.00
4th Fiscal Quarter 2011	1.50:1.00
1st Fiscal Quarter 2012	1.75:1.00
2nd Fiscal Quarter 2012	1.75:1.00
3rd Fiscal Quarter 2012	1.75:1.00

Fiscal Quarter	Interest Coverage Ratio
4th Fiscal Quarter 2012	1.75:1.00
1st Fiscal Quarter 2013 and each Fiscal Quarter thereafter	2.00:1.00	”

B. Section 6.8(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(b) Fixed Charge Coverage Ratio. For any Fiscal Quarter during which Excess Availability during any (i) ten (10) consecutive Business Days in such Fiscal Quarter shall be less than $50,000,000 or (ii) three (3) consecutive Business Days in such Fiscal Quarter shall be less than $25,000,000, NewPageHoldCo shall not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2011, to be less than the correlative ratio indicated:

Fiscal Quarter	Fixed Charge Coverage Ratio
1st Fiscal Quarter 2011	1.00:1.00
2nd Fiscal Quarter 2011	1.00:1.00
3rd Fiscal Quarter 2011	1.00:1.00
4th Fiscal Quarter 2011	1.00:1.00
1st Fiscal Quarter 2012	1.00:1.00
2nd Fiscal Quarter 2012	1.00:1.00
3rd Fiscal Quarter 2012	1.10:1.00
4th Fiscal Quarter 2012	1.10:1.00
1st Fiscal Quarter 2013	1.10:1.00
2nd Fiscal Quarter 2013 and each Fiscal Quarter thereafter	1.20:1.00	”

C. Section 6.8(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(c) Total Leverage Ratio. For any Fiscal Quarter during which Excess Availability during any (i) ten (10) consecutive Business Days in such Fiscal Quarter shall be less than $50,000,000 or (ii) three (3) consecutive Business Days in such Fiscal Quarter shall be less than $25,000,000, NewPageHoldCo shall not permit the Total Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending June 30, 2010, to exceed the correlative ratio indicated:

Fiscal Quarter	Total Leverage Ratio
2nd Fiscal Quarter 2010	9.75:1.00
3rd Fiscal Quarter 2010	9.25:1.00
4th Fiscal Quarter 2010	8.00:1.00
1st Fiscal Quarter 2011	6.25:1.00
2nd Fiscal Quarter 2011	6.25:1.00
3rd Fiscal Quarter 2011	6.25:1.00
4th Fiscal Quarter 2011	5.75:1.00
1st Fiscal Quarter 2012	5.75:1.00
2nd Fiscal Quarter 2012	5.75:1.00
3rd Fiscal Quarter 2012	5.00:1.00
4th Fiscal Quarter 2012	5.00:1.00
1st Fiscal Quarter 2013	5.00:1.00
2nd Fiscal Quarter 2013 and each Fiscal Quarter thereafter	4.75:1.00	”

D. Section 6.8(d) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(d) Senior Leverage Ratio. For any Fiscal Quarter during which Excess Availability during any (i) ten (10) consecutive Business Days in such Fiscal Quarter shall be less than $50,000,000 or (ii) three (3) consecutive Business Days in such Fiscal Quarter shall be less than $25,000,000, NewPageHoldCo shall not permit the Senior Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending June 30, 2010, to exceed the correlative ratio indicated:

Fiscal Quarter	Senior Leverage Ratio
2nd Fiscal Quarter 2010	5.25:1.00
3rd Fiscal Quarter 2010	4.75:1.00
4th Fiscal Quarter 2010	4.00:1.00
1st Fiscal Quarter 2011	3.00:1.00
2nd Fiscal Quarter 2011	3.00:1.00
3rd Fiscal Quarter 2011	3.00:1.00
4th Fiscal Quarter 2011	2.75:1.00
1std Fiscal Quarter 2012	2.75:1.00
2nd Fiscal Quarter 2012	2.75:1.00
3rd Fiscal Quarter 2012 and each Fiscal Quarter thereafter	2.50:1.00	”

E. Section 6.8(e) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(e) Maximum Consolidated Capital Expenditures. NewPageHoldCo shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, during any four Fiscal Quarter period ending on the last day of each of the Fiscal Quarters set forth below to be greater than the amounts set forth opposite such Fiscal Quarter:

Fiscal Quarter Ending	Consolidated Capital Expenditures
3rd Fiscal Quarter 2009	$125,000,000
4th Fiscal Quarter 2009	$125,000,000

Fiscal Quarter Ending	Consolidated Capital Expenditures
1st Fiscal Quarter 2010	$125,000,000

Thereafter NewPageHoldCo shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Year indicated below, in an aggregate amount for NewPageHoldCo and its Subsidiaries in excess of the corresponding amount set forth below opposite such Fiscal Year; provided, that (x) if the aggregate amount of Consolidated Capital Expenditures for any such Fiscal Year indicated below shall be less than the amount set forth in the table below for such Fiscal Year (before any carryover), then such shortfall may be added to the amount of Consolidated Capital Expenditures permitted for the immediately succeeding (but not any other) Fiscal Year and (y) in determining whether any amount is available for carryover, the amount expended in any Fiscal Year shall first be deemed to be from the amount allocated to such year before any carryover:

Fiscal Year	Consolidated Capital Expenditures
2010 and each Fiscal Year thereafter	$250,000,000

Commencing with the 2nd Fiscal Quarter in 2010, if at the end of any Fiscal Quarter the Total Leverage Ratio as of the end of such Fiscal Quarter shall be 3.50:1.00 or less then NewPageCo and its Subsidiaries may make or incur Consolidated Capital Expenditures during such Fiscal Quarter in addition to those otherwise permitted by this Section 6.8(e).”

F. Section 6.8 of the Credit Agreement is hereby amended to add the following new Section 6.8(h) at the end thereof:

“(h) Minimum Excess Availability. NewPageHoldCo shall not permit Excess Availability on any day from and after the First Amendment Effective Date through and including the date of the delivery of the Compliance Certificate with respect to the Fiscal Quarter ending on March 31, 2011 to be less than $50,000,000, it being understood and agreed that nothing in this Section 6.8(h) shall limit any rights or remedies of the Administrative Agent or the Collateral Agent set forth in this Agreement or any other Credit Document that may arise upon the occurrence and during the continuance of a Cash Dominion Trigger Event.”

1.9 Amendments to Section 9.2.

Section 9.2(c) is hereby amended and restated in its entirety to read as follows:

(c) the Credit Parties shall cooperate fully with the Collateral Agent and its agents during all desktop collateral appraisals and Inventory Appraisals each of which shall be at the expense of NewPageCo and each of which shall be conducted annually (i.e. one desktop appraisal per annum and one Inventory Appraisal per annum), or for any year in which Excess Availability for any ten (10) consecutive day period shall be less than $105,000,000, two times per annum, or, following the occurrence and during the continuation of an Event of Default or when the Total Utilization of Revolving Commitments shall exceed the Revolving Commitments or the Borrowing Base then in effect, more frequently at Collateral Agent’s reasonable request;

1.10 Amendments to Section 11.2.

The last sentence of Section 11.2 is hereby amended and restated in its entirety to read as follows:

Unless otherwise agreed, the expenses with respect to the appraisals described in Section 5.16(g) and Section 9.2(c) and conducted at times when no Event of Default shall exist shall not exceed $125,000 per appraisal.

SECTION II. AMENDMENT FEE

As consideration for the execution, delivery and performance of this Amendment, NewPageCo shall pay to Administrative Agent, (i) for the ratable benefit of those Lenders who have executed and delivered this Amendment on or before the First Amendment Effective Date (the “Consenting Lenders”), an amendment fee in an amount equal to the product of (a) 0.50% multiplied by (b) the aggregate Revolving Commitments of such Consenting Lenders (the “Amendment Fee”), which Amendment Fee shall be non-refundable and fully earned and payable on the First Amendment Effective Date.

SECTION III. AUTHORIZATION TO THE ADMINISTRATIVE AGENT AND COLLATERAL AGENT

Each of the Consenting Lenders hereby consents, authorizes and directs the Administrative Agent on behalf of all Lenders to execute and deliver, and to direct the Collateral Agent to execute and deliver, all such agreements, instruments, amendments, mortgage modifications, subordination agreements and other documents or instruments in order to effect the terms of this Amendment and the transactions contemplated or permitted hereby.

SECTION IV. CONDITIONS TO EFFECTIVENESS

This Amendment shall become effective as of the date hereof only upon the satisfaction of all of the following conditions precedent (the date of satisfaction of such conditions being referred to herein as the “First Amendment Effective Date”):

A. Execution. Administrative Agent shall have received a counterpart signature page of this Amendment duly executed by each of the Credit Parties and the Requisite Lenders.

B. Fees and Expenses. The Administrative Agent shall have received the Amendment Fee and all other fees and amounts due and payable on or prior to the First Amendment Effective Date, including, to the extent invoiced, reimbursement or other payment of all out-of-pocket expenses required to be reimbursed or paid by NewPageCo hereunder or any other Credit Document.

C. Effectiveness of NewPageCo First Lien Term Loan Agreement Amendment. Administrative Agent shall have received a copy of a first amendment to the NewPageCo First Lien Term Loan Agreement (the “Term Loan Credit Agreement Amendment”), duly executed and delivered by each of the Credit Parties and the Requisite Lenders (as such term is defined in the NewPageCo First Lien Term Loan Agreement) that reflects the amendments thereto substantially similar to the amendments set forth in this Amendment (to the extent applicable) and all conditions to the effectiveness of such amendment shall have been satisfied.

D. Diligence. Administrative Agent shall have received information in form and substance reasonably satisfactory to the Administrative Agent regarding the Credit Parties’ cash management structure and shall have received the results of Lien searches conducted as of a recent date confirming to the reasonable satisfaction of the Administrative Agent that there are not Liens disclosed by such searches which are prior to the Liens granted to the Collateral Trustee for the benefit of the Secured Parties except as permitted by the Credit Documents.

E. Necessary Consents. Each Credit Party shall have obtained all material consents necessary or advisable in connection with the transactions contemplated by this Amendment.

F. Other Documents. Administrative Agent and Lenders shall have received such other documents, mortgage modifications, subordination agreements, reaffirmations, opinions of counsel (including an opinion of Schulte, Roth & Zabel LLP and local counsel opinions requested by the Administrative Agent), certificates, notices, information or agreements regarding Credit Parties as Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent. Each Lender party hereto hereby authorizes the Administrative Agent to enter into any amendments to Credit Documents on behalf of the Lenders and other Secured Parties as the Administrative Agent shall deem appropriate in connection with this Amendment.

SECTION V. REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Amendment and to amend the Credit Agreement in the manner provided herein, each Credit Party which is a party hereto represents and warrants to each Lender that the following statements are true and correct in all material respects:

A. Corporate Power and Authority. Each Credit Party, which is party hereto, has all requisite power and authority to enter into this Amendment and to carry out the transactions contemplated by, and perform its obligations under, the Credit Agreement as amended by this Amendment (the “Amended Agreement”) and the other Credit Documents.

B. Authorization of Agreements. The execution and delivery of this Amendment and the performance of the Amended Agreement and the other Credit Documents have been duly authorized by all necessary action on the part of each Credit Party.

C. No Conflict. The execution and delivery by each Credit Party of this Amendment and the performance by each Credit Party of the Amended Agreement and the other Credit Documents do not and will not (i) violate (A) any provision of any law, statute, rule or regulation, or of the certificate or articles of incorporation or partnership agreement, other constitutive documents or by-laws of NewPageHoldCo, NewPageCo or any Credit Party or (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any Contractual Obligation of the applicable Credit Party, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section V.C., individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, (iii) except as permitted under the Amended Agreement, result in or require the creation or imposition of any Lien upon any of the properties or assets of each Credit Party (other than any Liens created under any of the Credit Documents in favor of Administrative Agent on behalf of Lenders), or (iv) require any approval of stockholders or partners or any approval or consent of any Person under any Contractual Obligation of each Credit Party, except for such approvals or consents which will be obtained on or before the First Amendment Effective Date and except for any such approvals or consents the failure of which to obtain will not have a Material Adverse Effect.

D. Governmental Consents. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the execution and delivery by each Credit Party of this Amendment and the performance by NewPageCo and NewPageHoldCo of the Amended Agreement and the other Credit Documents, except for such actions, consents and approvals the failure to obtain or make which could not reasonably be expected to result in a Material Adverse Effect or which have been obtained and are in full force and effect.

E. Binding Obligation. This Amendment and the Amended Agreement have been duly executed and delivered by each of the Credit Parties party thereto and each constitutes a legal, valid and binding obligation of such Credit Party to the extent a party thereto, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and except as enforceability may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

F. Incorporation of Representations and Warranties from Credit Agreement. The representations and warranties contained in Section 4 of the Amended Agreement are and will be true and correct in all material respects on and as of the First Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct in all material respects on and as of such earlier date.

G. Absence of Default. No event has occurred and is continuing or, after giving effect to the terms of this Amendment, will result from the consummation of the transactions contemplated by this Amendment that would constitute an Event of Default or a Default.

SECTION VI. ACKNOWLEDGMENT AND CONSENT

Each Guarantor hereby acknowledges that it has reviewed the terms and provisions of the Credit Agreement and this Amendment and consents to the amendment of the Credit Agreement effected pursuant to this Amendment. Each Guarantor hereby confirms that each Credit Document to which it is a party or otherwise bound and all Collateral encumbered thereby will continue to guarantee or secure, as the case may be, to the fullest extent possible in accordance with the Credit Documents the payment and performance of all “Obligations” under each of the Credit Documents to which it is a party (in each case as such terms are defined in the applicable Credit Document).

Each Guarantor acknowledges and agrees that any of the Credit Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment. Each Guarantor represents and warrants that all representations and warranties contained in the Amended Agreement and the Credit Documents to which it is a party or otherwise bound are true and correct in all material respects on and as of the First Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct in all material respects on and as of such earlier date.

Each Guarantor acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Amendment, such Guarantor is not required by the terms of the Credit Agreement or any other Credit Document to consent to the amendments to the Credit Agreement effected pursuant to this Amendment and (ii) nothing in the Credit Agreement, this Amendment or any other Credit Document shall be deemed to require the consent of such Guarantor to any future amendments to the Credit Agreement.

SECTION VII. MISCELLANEOUS

A. Reference to and Effect on the Credit Agreement and the Other Credit Documents.

(i) On and after the First Amendment Effective Date, each reference in the Credit Agreement to “this Amendment”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Credit Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended by this Amendment.

(ii) Except as specifically amended by this Amendment, the Credit Agreement and the other Credit Documents shall remain in full force and effect and are hereby ratified and confirmed.

(iii) The execution, delivery and performance of this Amendment shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of any Agent or Lender under, the Credit Agreement or any of the other Credit Documents.

B. Headings. Section and Subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

C. Applicable Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

D. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed counterpart of a signature page to this Amendment by telecopier, facsimile or electronic delivery (in pdf format) shall be effective as delivery of a manually executed counterpart of this Amendment.

E. Severability. In case any provision in or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

F. Consent. Each Lender signatory hereto hereby consents to the Term Loan Credit Agreement Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

NEWPAGE CORPORATION

By:	/s/ Douglas K. Cooper
Name:	Douglas K. Cooper
Title:	Vice President, General Counsel & Secretary

NEWPAGE HOLDING CORPORATION

By:	/s/ Douglas K. Cooper
Name:	Douglas K. Cooper
Title:	Vice President, General Counsel & Secretary

CHILLICOTHE PAPER INC.
WICKLIFFE PAPER COMPANY LLC
ESCANABA PAPER COMPANY
LUKE PAPER COMPANY
RUMFORD PAPER COMPANY
NEWPAGE ENERGY SERVICES LLC
UPLAND RESOURCES, INC.
RUMFORD COGENERATION, INC.
RUMFORD FALLS POWER COMPANY
NEWPAGE CONSOLIDATED PAPERS INC.
NEWPAGE WISCONSIN SYSTEM INC.
NEWPAGE CANADIAN SALES LLC
NEWPAGE PORT HAWKESBURY CORP.
NEWPAGE PORT HAWKESBURY HOLDING LLC

By:	/s/ Douglas K. Cooper
Name:	Douglas K. Cooper
Title:	Vice President, General Counsel & Secretary

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Administrative Agent, Sole Lead Arranger, Sole Bookrunner, and a Lender

By:	/s/ Andrew Caditz
Authorized Signatory

[LENDER SIGNATURE PAGES NOT INCLUDED]